UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2008

Franklin Electronic Publishers, Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	1-13198	22-2476703
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609)386-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 5, 2008, Franklin Electronic Publishers, Incorporated (“Franklin”) appointed Toshihide Hokari as Chief Operating Officer of Franklin.

Prior to joining Franklin in August 2007 as Vice President, Chief Corporate Development Officer, Mr. Hokari, age 38, served, since 2004, as Director and Senior Director, Product Management of Altec Lansing (a division of Plantronics, Inc.), a consumer electronics company. Mr. Hokari previously worked at Franklin from 1996 to 1999 as a Product Manager and from 1999 to 2004 holding various positions including Vice President, Product Management.

Pursuant to the terms of Mr. Hokari’s employment with Franklin, his base salary is $200,000 per year. Mr. Hokari also received a signing bonus of $25,000 and reimbursement for relocation expenses of $13,918. Mr. Hokari was granted stock options to purchase 50,000 shares of Franklin’s common stock on September 4, 2007. The options will vest in equal installments over four years from the date of grant and will expire ten years from the date of grant. Mr. Hokari also participates in Franklin’s Senior Executive Bonus Plan. If Mr. Hokari’s employment is terminated by Franklin (other than for cause) during the first three years of his employment with Franklin, he will receive a severance payment equal to three months of his then base salary and continuation of benefits for a period of three months following termination. If Mr. Hokari is terminated by Franklin following his first three years of employment with Franklin, he will receive severance equal to one month’s then base salary and continuation of benefits for one month for each year of employment, up to a maximum of 6 months for the entire term of employment.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

10.1*	Employment letter for the appointment of Toshihide Hokari as Vice President, Chief Corporate Development Officer of Franklin dated July 2, 2007 (incorporated by reference to Exhibit 10.3 of Franklin’s Form 10-Q for the period ended September 30, 2007).

*	Management agreement or arrangement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin Electronic Publishers, Incorporated

Date: June 9, 2008	By:	/s/ Frank A. Musto
	Name:	Frank A. Musto
	Title:	Chief Financial Officer